Purge Virus LLC

PROFIT AND LOSS

January - December 2020

	TOTAL
Income	
4000 Sales	97,452.48
4030 Discounts given	-11,486.48
4050 Shipping Income	6,148.01
Total Income	**$92,114.01**
Cost of Goods Sold	
5000 COGS - Supplies & Materials	82,911.90
5020 Service Fees	1,252.50
5030 COGS - Shipping, Freight & Delivery	4,189.46
Total Cost of Goods Sold	**$88,353.86**
GROSS PROFIT	**$3,760.15**
Expenses	
5090 Sales Tax Paid	88.83
6010 Advertising & Marketing	3,436.86
6020 Sales Samples	2,815.94
6230 Software Expense	407.71
6320 Rent & Lease	3,000.00
6410 Bank Charges & Fees	970.62
6450 Office Supplies & Software	64.72
6610 Contractors	48,109.80
6720 Accounting Fees	2,640.00
6730 Legal & Professional Services	674.96
6830 Meals & Entertainment	42.42
Total Expenses	**$62,251.86**
NET OPERATING INCOME	**$ -58,491.71**
NET INCOME	**$ -58,491.71**